Exhibit 15.3

Disclosure Pursuant to Item 16I(a) of Form 20-F

On May 4, 2022, following the filing by Sohu.com Limited (the “Company”) with the Securities and Exchange Commission (the “SEC”) on March 31, 2022 of the Company’s annual report on Form 20-F for the year ended December 31, 2021 (the “2021 Form 20-F”), the SEC identified the Company as a “Commission-Identified Issuer” pursuant to the Holding Foreign Companies Accountable Act (the “HFCAA”) and the rules of the SEC under the HFCAA. The Company was so identified by the SEC because the Public Company Accounting Oversight Board (the “PCAOB”) had reported to the SEC on December 16, 2021 that the PCAOB had been unable to inspect or investigate completely PricewaterhouseCoopers Zhong Tian LLP, the Company’s independent auditor, because of positions taken by authorities in the Chinese mainland and Hong Kong. Subsequently, the PCAOB reported to the SEC, on December 15, 2022, that it had been able to inspect to its satisfaction PricewaterhouseCoopers Zhong Tian LLP and the other “big four” accounting firms based in the Chinese mainland and Hong Kong.

PricewaterhouseCoopers Zhong Tian LLP issued the audit report on the Company’s consolidated financial statements that are included in the Company’s annual report on Form 20-F for the year ended December 31, 2022. PricewaterhouseCoopers Zhong Tian LLP also issued the audit report on the Company’s consolidated financial statements that were included in the 2021 Form 20-F, during the period when the PCAOB reported to the SEC that it had been unable to inspect or investigate completely PricewaterhouseCoopers Zhong Tian LLP because of positions taken by authorities in the Chinese mainland and Hong Kong.

To the Company’s knowledge after due inquiry, based on (i) reviews of the Company’s Cayman Islands register of members and Schedules 13D and 13G, and/or amendments thereto, filed with the SEC by holders of the Company’s ordinary shares and/or American depositary shares representing the Company’s ordinary shares and, in particular, a Schedule 13D/A filed on September 16, 2022 by Charles Zhang and a Schedule 13D/A filed on September 16, 2022 by Photon Group Limited, a British Virgin Islands corporation of which Charles Zhang is one of the Directors and may be deemed to be the beneficial owner, and a Schedule 13G/A jointly filed on February 14, 2023 by Macquarie Group Limited, an Australia corporation, Macquarie Management Holdings Inc, a Delaware corporation, and Macquarie Investment Management Business Trust, a trust formed under Delaware law, and (ii) the facts that the Company is not a party to any contract giving managerial or other control over the Company to a governmental entity in the Chinese mainland or Hong Kong and that there is no representative of any such governmental entity on the Company’s Board of Directors, as of the date of the Company’s filing of the annual report on Form 20-F for the year ended December 31, 2022 to which this disclosure pursuant to Item 16I(a) of Form 20-F is an exhibit, the Company is not owned or controlled by a governmental entity in the Chinese mainland or Hong Kong.

As used in this disclosure pursuant to Item 16I(a), the term “Chinese mainland” refers to the People’s Republic of China excluding Hong Kong, Macau, and Taiwan; and the term “control” or “controlled” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Company, whether through the ownership of voting securities, by contract, or otherwise.